Exhibit 10.1

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is executed as of December 23, 2022, between ARE-SD REGION NO. 34, LLC, a Delaware limited liability company (“Landlord”), and OTONOMY, INC., a Delaware corporation (“Tenant”), for the purpose of terminating the Lease Agreement between Landlord and Tenant dated May 11, 2015 (the “Lease”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Lease.

RECITALS:

Pursuant to the terms of the Lease, Tenant is currently leasing the entire 3-story Building, including premises in the subterranean parking garage located at 4796 Executive Drive, San Diego, California 92121, consisting of approximately 61,755 rentable square feet of space, which leased premises is more particularly described in the Lease (the “Premises”). Landlord and Tenant desire to terminate the obligations, liabilities and benefits under the Lease to the extent hereinafter provided.

AGREEMENTS:

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Termination of Lease. Landlord and Tenant hereby terminate the Lease effective as of 11:59 p.m., December 31, 2022 (the “Termination Date”).

2. Termination Payment. Tenant shall pay to Landlord on or before January 1, 2023, the sum of $4,440,732.90.

3. Security Deposit. Landlord is permitted to keep the Security Deposit in the amount of $694,743.75.

4. Contingency Payment. If Landlord re-lets the entire Premises and begins collecting rent in an amount equal to or greater than the Base Rent on or before April 5, 2023, Landlord shall refund the Termination Payment to Tenant as a contingency payment (“Contingency Payment”) in an amount to be determined by the date of Landlord’s receipt of the first rent payment (“Re-Let Date”), as follows:

Re-Let Date	Contingency Payment
January 1, 2023, or earlier	$4,440,732.90
January 2, 2023 to April 5, 2023	$3,000,000.00

5. Surrender of the Premises. On or before January 13, 2023, Tenant shall vacate and surrender the Premises, leaving the Premises in the same condition as of the walk-through of the Premises performed on December 14, 2022, subject to removal of all of Tenant’s remaining property (which property is subject to Section 6 of this Agreement) without material damage to the Premises. Tenant shall decommission the Premises in accordance with the plan by Zoubek Consulting, LLC, as submitted to facility manager Noble Aeschbacher on December 20, 2022, and shall deliver to Landlord evidence that the approved plan has been completed to the reasonable satisfaction of Landlord and its environmental consultant by January 31, 2023. If Tenant fails to vacate the Premises in accordance with this Section 5, then Tenant shall be a holdover tenant with respect thereto pursuant to Section 8 of the Lease (and shall pay to Landlord the holdover rent with respect to the Premises as set forth in such Section 8).

6. Surrender of Furniture. Notwithstanding anything to the contrary in the Lease, Tenant shall surrender all office and conference room furniture, desks, work-stations and furniture in seating areas of the Premises to Landlord upon termination of the Lease.

7. Access to the Premises. Notwithstanding anything to the contrary in the Lease, from and after the Termination Date, Landlord and its employees, agents, contractors, and representatives shall have the right to enter the Premises for any purpose, including, without limitation, to show the Premises to prospective tenants and to permit inspection of the Premises by space planners, contractors and other parties in connection with improvements which may be constructed in the Premises.

8. Release of Landlord. Upon the termination of the Lease as set forth above, except to the extent caused by the gross negligence or intentional misconduct of Landlord or Landlord’s Released Parties (hereinafter defined), Tenant (for itself and any other party that may claim through or under Tenant) agrees that, without further acts, Landlord, together with Landlord’s employees, agents, representatives, asset manager, consultants, attorneys, fiduciaries, servants, officers, directors, partners, shareholders, members, predecessors, successors and assigns (collectively, the “Landlord Released Parties”), shall be released and forever discharged from any and all actions, causes of action, judgments, executions, suits, investigations, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character that arise out of or in any way connected to the Lease, or any of the transactions associated therewith (collectively, the “Released Matters”), including, without limitation, all Released Matters that are known or unknown, direct and/or indirect, existing at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or thing done, omitted, or suffered to be done by any of the Landlord Released Parties prior to and including the date of actual execution of this Agreement by Landlord and Tenant, INCLUDING ANY AND ALL CLAIMS BASED IN WHOLE OR IN PART ON THE NEGLIGENCE OR STRICT LIABILITY OF SUCH LANDLORD RELEASED PARTY. Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for any acts or omissions of any previous owner of the Building.

9. Release of Tenant. Upon the termination of the Lease as set forth above, Landlord (for itself and any other party that may claim through or under Landlord) agrees that, without further acts, Tenant, together with Tenant’s employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, shareholders, predecessors, successors and assigns (collectively, the “Tenant Released Parties”), shall be released and forever discharged from all Released Matters, including, without limitation, all Released Matters that are known or unknown, direct and/or indirect, existing at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter accruing, for or because of any matter or thing done, omitted, or suffered to be done by any of the Tenant Released Parties prior to and including the date of actual execution of this Agreement by Tenant and Landlord, INCLUDING ANY AND ALL CLAIMS BASED

IN WHOLE OR IN PART ON THE NEGLIGENCE OR STRICT LIABILITY OF SUCH TENANT RELEASED PARTY. Notwithstanding the foregoing release, Tenant shall not be released from (a) any indemnity, hold harmless, or defense obligation of Tenant under the Lease as to claims by third parties, (b) any obligation under this Agreement, (c) any claim arising from or in connection with any inaccurate representation or warranty made by Tenant hereunder, or (d) any default by Tenant hereunder.

10. California Civil Code Section 1542. In giving the releases above, each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

11. Mechanic’s Lien. Tenant hereby represents and warrants that Tenant has not engaged anyone who has provided materials or labor in connection with the Premises that would give rise to the filing of a lien against the Premises or that such parties have been paid in full.

12. No Transfer. Tenant represents and warrants to Landlord that Tenant is the owner and holder of the leasehold estate of the “Tenant” under the Lease. Landlord and Tenant represent and warrant to each other that each has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or corporation whatsoever, any claim, debt, liability, demand, obligation, cost, attorneys’ fees, expense, action or cause of action herein released.

13. Attorneys’ Fees. If any legal action or proceeding is brought by any party against the other arising out of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal), and such amount shall be included in any judgment rendered in such proceeding.

14. Entire Agreement. This Agreement contains all of the agreements of the parties hereto with respect to the subject matter hereof and no prior agreement, understanding, or representation pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended except by an express agreement in writing signed by the parties hereto or their respective successors-in-interest.

15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Agreement, the parties hereto may execute and exchange, by telephone facsimile or electronically, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

16. Invalidity. If any covenant, condition, or provision herein contained is held to be invalid by final judgment of any court of competent jurisdiction, the invalidity of such covenant, condition, or provision shall not in any way affect any other covenant, condition, or provision herein contained.

17. Tenant’s Authority. Tenant represents and warrants to Landlord as follows: Tenant is a duly organized and existing corporation under the laws of the State of Delaware; Tenant has full right and authority to enter into this Agreement; Tenant’s execution of this Agreement does not result in the violation of any law or the breach of any agreement to which Tenant may be bound; each person signing on behalf of Tenant was and continues to be authorized to do so; and upon execution by Tenant and Landlord, this Agreement shall be an enforceable agreement binding upon Tenant.

18. Binding Effect; Controlling Agreement; Governing Law. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their transferees, representatives, successors and assigns. In the event of a conflict between the terms and provisions of this Agreement and those contained in the Lease, the terms and provisions of this Agreement shall control. This Agreement and the rights and duties of the parties hereto shall be controlled by and interpreted in accordance with the laws of the State in which the Premises are located.

19. Time is of the Essence. Time is of the essence with respect to each and every provision of this Agreement.

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Executed as of the date first written above.

LANDLORD:	ARE-SD REGION NO. 33, LLC, a Delaware limited liability company

	By:	/s/ Gary Dean
	Name:	Gary Dean
	Title:	Executive Vice President Legal Affairs

TENANT:	OTONOMY, INC., a Delaware corporation

	By:	/s/ Paul E. Cayer
	Name:	Paul E. Cayer
	Title:	President, Secretary, Chief Financial and Business Officer